Exhibit 2.1

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

by and among

ALON USA ENERGY, INC.,

ALON ASSETS, INC.

and

ALON USA PARTNERS, LP

dated as of

November 11, 2014

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1

ARTICLE II	CONTRIBUTIONS, CONVEYANCES, ACKNOWLEDGMENTS AND DISTRIBUTIONS	8
2.1	Contributions	8
2.2	Consideration	8
2.3	Excluded Liabilities	8
2.4	Transaction Taxes	9

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF ALJ AND ALON ASSETS	9
3.1	Organization and Existence	9
3.2	Authority and Approval; Enforceability	9
3.3	No Conflict	10
3.4	Consents	10
3.5	Laws and Regulations; Litigation	11
3.6	Environmental Matters	11
3.7	Contributed Interests	12
3.8	Refining Assets	12
3.9	Permits	14
3.10	Insurance	14
3.11	Brokerage Arrangements	15
3.12	Investment	15
3.13	Taxes	15
3.14	Financial Statements	16
3.15	Material Contracts	16
3.16	No Adverse Changes	18
3.17	Management Projections and Disclosure	18
3.18	Suppliers and Customers	19
3.19	Indebtedness	19
3.20	Absence of Undisclosed Liabilities	19
3.21	Labor Matters	19
3.22	Employee Benefits Matters	20
3.23	No Other Representations or Warranties; Schedules	21

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP	21
4.1	Organization and Existence	21
4.2	Authority and Approval; Enforceability	21
4.3	No Conflict	22
4.4	Delivery of Fairness Opinion	22
4.5	Brokerage Arrangements	23
4.6	New Common Units	23
4.7	Investment	23
4.8	No Other Representations or Warranties; Schedules	23

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ARTICLE V	COVENANTS, ETC.	23
5.1	Conduct of the Businesses	23
5.2	Financial Statements; Financing Cooperation	25
5.3	Debt Financed Distribution	25
5.4	Access	26
5.5	No Other Representations	26
5.6	Post-Closing Receivables and Payments	26
5.7	Further Assurances	27
5.8	NYSE Listing	27
5.9	Tax Covenants	27
5.10	Consents	29
5.11	Internal Reorganization Transactions	29
5.12	Permits	29
5.13	Employee Benefits Matters	29
5.14	Turnaround Capital Expenditure Reimbursement	30

ARTICLE VI	CONDITIONS TO CLOSING	30
6.1	Conditions to Each Party’s Obligation to Effect the Transactions	30
6.2	Conditions to the Obligation of the Partnership	30
6.3	Conditions to the Obligation of ALJ	31

ARTICLE VII	CLOSING	32
7.1	Closing	32
7.2	Deliveries by ALJ	32
7.3	Deliveries by the Partnership	32

ARTICLE VIII	INDEMNIFICATION	33
8.1	Indemnification of ALJ and Other Parties	33
8.2	Indemnification of the Partnership and other Parties	33
8.3	Demands	34
8.4	Right to Contest and Defend	34
8.5	Cooperation	35
8.6	Right to Participate	35
8.7	Reimbursements	35
8.8	Limitations on Indemnification	36
8.9	Survival	36
8.10	Sole Remedy	37
8.11	Express Negligence Rule	37
8.12	Consideration Adjustment	37
8.13	Knowledge	37
8.14	Materiality	37

ARTICLE IX	TERMINATION	37
9.1	Events of Termination	37
9.2	Effect of Termination	38

ARTICLE X	MISCELLANEOUS	38
10.1	Expenses	38
10.2	Notices	38
10.3	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	39

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10.4	Arbitration	40
10.5	Public Statements	41
10.6	Form of Payment	41
10.7	Entire Agreement; Amendments and Waivers	41
10.8	Binding Effect and Assignment	41
10.9	Severability	42
10.10	Interpretation	42
10.11	Headings and Schedules	43
10.12	Counterparts	43
10.13	Determinations by the Partnership	43

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EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment of Contributed Interests
Schedule 1	Internal Reorganization Transactions
Schedule 1.1(a)	Excluded Assets
Schedule 1.1(b)	Knowledge Persons
Schedule 3.3	Non-Contravention
Schedule 3.4	Consents
Schedule 3.5	Litigation
Schedule 3.8(b)-1	Real Property
Schedule 3.8(b)-2	Liens
Schedule 3.13(c)	Tax Audits
Schedule 3.13(d)	Tax Waivers
Schedule 3.15(a)	Material Contracts
Schedule 3.16	Adverse Changes
Schedule 3.18(a)	Significant Customer
Schedule 3.18(b)	Significant Supplier
Schedule 3.22(a)	ERISA Matters
Schedule 4.3	Non-Contravention
Schedule 6.1(c)	Closing Condition Consents

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CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

This Contribution, Conveyance and Assumption Agreement (this “Agreement”) is made and entered into as of November 11, 2014 by and among Alon USA Energy, Inc., a Delaware corporation (“ALJ”), Alon Assets, Inc., a Delaware corporation (“Alon Assets”), Alon USA Partners, LP, a Delaware limited partnership (the “Partnership”), and Alon USA Partners GP, LLC, a Delaware limited liability company and general partner of the Partnership (the “General Partner”). ALJ, Alon Assets, the Partnership, and the General Partner are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, prior to the Closing Date (as defined herein), ALJ will take, and cause its Subsidiaries (as defined herein) to take, certain actions more fully described on Schedule 1 hereto (the “Internal Reorganization Transactions”), which will result in Alon Assets, an indirect subsidiary of ALJ, holding 100% of the outstanding limited liability company interests of Alon Refining Krotz Springs, LLC, a Delaware limited liability company and successor to Alon Refining Krotz Springs, Inc. (“ARKS” and such limited liability company interests, the “Contributed Interests”);

WHEREAS, following the Internal Reorganization Transactions, ALJ intends to cause Alon Assets to contribute the Contributed Interests to the Partnership in exchange for the consideration, and on the other terms and conditions, set forth in this Agreement, following which the Partnership will be the sole member of ARKS;

WHEREAS, the Conflicts Committee of the Board of Directors of the General Partner (the “Conflicts Committee”) has found the transactions contemplated by the Transaction Documents to be fair and reasonable to, and in the best interests of, the Partnership and the unitholders of the Partnership (other than the General Partner and its Affiliates) and, subsequently, the Conflicts Committee of the General Partner has approved the transactions contemplated by the Transaction Documents; and

WHEREAS, at the Closing (as defined herein), on the terms and conditions set forth in this Agreement, each of the events and transactions set forth in Section 2.1 below shall occur.

NOW, THEREFORE, in consideration of the mutual undertakings and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (a) with respect to ALJ and Alon Assets, the term “Affiliate” shall not include any member of the Partnership Group, (b) with respect to the Partnership Group, the term “Affiliate” shall exclude ALJ and its Affiliates, and (c) ARKS shall be deemed to be an Affiliate of ALJ (and not of any member of the Partnership Group) before the Closing Date and an Affiliate of the Partnership Group (and not of ALJ) on and after the Closing Date.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“ALJ” has the meaning set forth in the preamble to this Agreement.

“ALJ Closing Certificate” has the meaning set forth in Section 6.2(c).

“ALJ Indemnitees” has the meaning set forth in Section 8.1.

“ALJ’s Knowledge” and any variations thereof or words to the same effect means the actual knowledge of the persons set forth on Schedule 1.1(b), after due inquiry. For purposes of the foregoing definition, “due inquiry” shall mean (i) a reasonable investigation of documents in the files of ALJ or its Affiliates and (ii) reasonable inquiry of those employees of, or Persons performing similar functions for, ALJ or its Affiliates, who have responsibility for the matter as to which a particular representation or warranty relates.

“Alon Assets” has the meaning set forth in the preamble to this Agreement.

“ARKS” has the meaning set forth in the recitals to this Agreement.

“Assignment of Contributed Interests” means that certain Assignment of Contributed Interests in the form attached as Exhibit A hereto.

“Audited Financial Statements” has the meaning set forth in Section 3.14(a).

“Balance Sheet Date” has the meaning set forth in Section 3.14(a).

“Business” means, the refining, marketing and distribution of wholesale petroleum products, as conducted by ARKS and its Affiliates on the date of this Agreement.

“Business Permits” has the meaning set forth in Section 3.9.

“Cap” has the meaning set forth in Section 8.8(a).

“Cash Consideration” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.1.

“Code” has the meaning set forth in Section 7.2(c).

“Commission” means the United States Securities and Exchange Commission.

“Conflicts Committee” has the meaning set forth in the recitals to this Agreement.

“Consent” has the meaning set forth in Section 3.4.

“Contract” means any contract, commitment, instrument, undertaking, lease, sublease, note, mortgage, conditional sales contract, license, sublicense, franchise agreement, indenture, settlement, Permit or other legally binding agreement.

“Contributed Interests” has the meaning set forth in the recitals to this Agreement.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Covered Environmental Losses” means all Liabilities (including, without limitation, costs and expenses of any Environmental Activity, court costs and attorneys’ and experts’ fees) of any and every kind or character, by reason of or arising out of:

(i) any violation or correction of violation of Environmental Laws by ARKS or associated with the operation of the Refining Assets, including without limitation performance of any Environmental Activity; or

(ii) any event, omission or condition associated with ownership of the Contributed Interests or the operation of the Refining Assets relating to Environmental Activities (including, without limitation, the exposure to or presence of Hazardous Materials on, under, about or migrating to or from the Refining Assets or the exposure to or release of Hazardous Materials arising out of operation of the Refining Assets) including, without limitation, (A) the cost and expense of any Environmental Activities, (B) the cost or expense of the preparation and implementation of any closure, remedial or corrective action or other plans required or necessary under Environmental Laws and (C) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work.

“Damages” has the meaning set forth in Section 8.1.

“Debt” means (a) any indebtedness or other obligation for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other security or similar instrument; (c) any Liabilities for the deferred purchase price of property or other assets (including any “earn-out” or similar payments) (other than trade account payables incurred in the ordinary course of business consistent with past practice); (d) any Liabilities in respect of any lease of real or personal property (or a combination thereof), which Liabilities are required to be classified and accounted for under U.S. generally accepted accounting principles as capital leases (other than truck leases and leases for equipment); (e) any accrued interest, premiums, termination payments, penalties, “breakage costs,” redemption fees, make-whole payments and other obligations relating to the foregoing; and (f) any guarantee of indebtedness referred to in clauses (a) through (e).

“Debt Financed Distribution” has the meaning set forth in Section 5.3(a).

“Deductible” has the meaning set forth in Section 8.8(a).

“Dispute” has the meaning set forth in Section 10.4.

“Environmental Activities” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required or necessary under any applicable Environmental Law, including, but not limited to, institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Materials that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

“Environmental Laws” means any and all applicable federal, state and local Laws and other legally enforceable requirements and rules of common law relating to the prevention of pollution or protection of human health, safety, natural resources or the environment or imposing liability or standards of conduct concerning any presence, handling, disposal or other release, or transportation of, or exposure to, Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means any of the assets set forth on Schedule 1.1(a) hereto.

“Excluded Liabilities” has the meaning set forth in Section 2.3.

“Financial Advisor” has the meaning set forth in Section 4.4.

“Financial Statements” has the meaning set forth in Section 3.14(a).

“Fundamental Representations” means the representations and warranties of ALJ or Alon Assets set forth in Sections 3.1(a), 3.1(c), 3.2, 3.7, 3.11, 3.12 and 3.14.

“General Partner” has the meaning set forth in the preamble to this Agreement.

“Governmental Approval” has the meaning set forth in Section 3.4.

“Governmental Authority” means (a) any supranational, national, federal, state, local, municipal, foreign or other governmental or quasi-governmental authority and (b) any department, agency, commission, board, subdivision, bureau, instrumentality, court or other tribunal of any of the foregoing in clause (a).

“Hazardous Material” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product, (d) any polychlorinated biphenyl and (e) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law.

“Indemnity Claim” has the meaning set forth in Section 8.3.

“Interim Financial Statements” has the meaning set forth in Section 3.14(a).

“Internal Reorganization Transactions” has the meaning set forth in the recitals to this Agreement.

“JAMS” has the meaning set forth in Section 10.4.

“Law” means all laws (including common law), statutes, rules, regulations, ordinances, directives, Orders or any similar provisions having the force or effect of Law of any Governmental Authority.

“Land Contracts” has the meaning set forth in Section 3.8(b).

“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, Damage, Tax, interest, penalty, amount paid in settlement, judgment, assessment, deficiency, guaranty or endorsement of or by any Person, in the case of each of the foregoing, whether absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Lien” means any lien, mortgage, security interest, pledge, deposit, option, easement, right of way, charge or encumbrance, encroachment, conditional sales agreement, deed of trust, deed to secure indebtedness or other similar restriction.

“Litigation” has the meaning set forth in Section 3.5.

“Material Adverse Effect” means any change, circumstance, effect or condition that, individually or in the aggregate, (a) is, or could reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Business or (b) materially adversely affects, or could reasonably be expected to materially adversely affect, ALJ’s or its Affiliate’s, as the case may be, ability to satisfy its obligations under the Transaction Documents.

“Material Contract” has the meaning set forth in Section 3.15(a).

“New Common Units” has the meaning set forth in Section 2.2.

“Order” means any order, proceeding, decision, judgment, settlement, writ, injunction, information request, decree, award, Permit or other determination of any Governmental Authority, as applicable.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Closing Certificate” has the meaning set forth in Section 6.3(c).

“Partnership Debt” has the meaning set forth in Section 5.3(a).

“Partnership Fundamental Representations” means the representations and warranties of the Partnership or the General Partner set forth in Sections 4.1(a), 4.2, 4.5 and 4.6.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Indemnitees” has the meaning set forth in Section 8.2.

“Partnership Material Adverse Effect” means any change, circumstance, effect or condition that is, or could reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Partnership Group, taken as a whole.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permits” means permits, licenses, certificates, approvals, authorizations, grants, consents, concessions, warrants, franchises, registrations, exemptions, variances, permissions and similar rights and privileges.

“Permitted Liens” has the meaning set forth in Section 3.8(a).

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or political subdivision thereof or other entity.

“Plans” has the meaning set forth in Section 3.22(a).

“Real Property” has the meaning set forth in Section 3.8(a).

“Refinery Employees” has the meaning set forth in Section 3.21(a).

“Refining Assets” means all of the assets of ARKS other than the Excluded Assets after giving effect to the Internal Reorganization Transactions.

“Required Rights” has the meaning set forth in Section 3.8(g)(i).

“Securities Act” has the meaning set forth in Section 3.12.

“Significant Customer” has the meaning set forth in Section 3.18(a).

“Significant Supplier” has the meaning set forth in Section 3.18(b).

“Straddle Period” has the meaning set forth in Section 5.9(b).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person; provided, however, that (a) with respect to ALJ and Alon Assets, the term “Subsidiary” shall not include any member of the Partnership Group, (b) with respect to the Partnership Group, the term “Subsidiary” shall exclude ALJ and its Affiliates, and (c) ARKS shall be deemed to be a Subsidiary of ALJ (and not of any member of the Partnership Group) before the Closing Date and a Subsidiary of the Partnership (and not of ALJ) on and after the Closing Date.

“Tax” or “Taxes” means (a) any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof; and (b) any liability for any item described in (a) payable by reason of contract, assumption, transferee liability, operation of law or otherwise.

“Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.

“Tax Proceeding” has the meaning set forth in Section 5.9(d).

“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.

“Transaction Documents” means this Agreement, the Assignment of Contributed Interests, each of the documents implementing the Internal Reorganization Transactions, and each of the other documents and certificates to be delivered at Closing pursuant to Section 7.2 and Section 7.3.

“Transaction Taxes” has the meaning set forth in Section 2.4.

“Title Policy” means, an “extended” Coverage Owner’s Policy of Title Insurance or Leasehold Policy of Title Insurance (all such title insurance policies, collectively, the “Title Policies”) as applicable, in each case (i) in current form available in the state in which such Real Property is located (including preprinted exceptions thereto), (ii) issued by a title company acceptable to Purchaser, and (iii) to insure each such Real Property for the amount of the allocated value for such Real Property as determined by the Partnership, subject only to the Permitted Liens (or providing affirmative coverage over, or an endorsement with respect to, any liens that are not otherwise Permitted Liens, provided such affirmative coverage or endorsement is offered by the title company with commercially reasonable terms).

“Unions” has the meaning set forth in Section 3.21(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

CONTRIBUTIONS, CONVEYANCES, ACKNOWLEDGMENTS AND DISTRIBUTIONS

2.1 Contributions. At the Closing, on the terms and subject to the conditions of this Agreement, ALJ shall cause Alon Assets to, and Alon Assets shall, contribute, assign, transfer and convey the Contributed Interests to the Partnership free and clear of Liens (other than restrictions under applicable federal and state securities laws), in exchange for the consideration set forth in Section 2.2, and the Partnership shall accept the contribution of the Contributed Interests and be admitted as the sole member of ARKS.

2.2 Consideration. At the Closing, in consideration for the contribution of the Contributed Interests, the Partnership shall: (a) pay $100 million to ALJ (the “Cash Consideration”), all of which payment shall be sourced by the Partnership solely from proceeds of the Partnership Debt; and (b) issue 17,980,820 common units representing limited partner interests in the Partnership (the “New Common Units”) to Alon Assets.

2.3 Excluded Liabilities. The Parties agree that any Liabilities arising out of or related or attributable to (a) the ownership or operation of the Excluded Assets (including the presence or release of Hazardous Materials at, on, under or migrating to or from such Excluded Assets), and/or (b) Covered Environmental Losses to the extent the violations, corrections, events or conditions causing the Covered Environmental Losses occurred before the time of Closing, but excluding the ordinary day-to-day costs of continued facility compliance by ARKS with Environmental Laws that are in effect on the date of this Agreement (collectively, the “Excluded Liabilities”), shall be assumed by ALJ or its Affiliates as of the Closing and shall become the sole responsibility of, and be discharged and performed as and when due by, ALJ or its Affiliates from and after the Closing. As of the Closing, the Excluded Liabilities shall not be Liabilities of the Partnership or any other member of the Partnership Group, and neither the Partnership nor any other member of the Partnership Group shall be obligated with respect to the Excluded Liabilities.

2.4 Transaction Taxes. All sales, use, transfer, filing, recordation, registration and similar Taxes arising from or associated with the transactions contemplated by this Agreement (“Transaction Taxes”) and all Taxes arising from or associated with the Internal Reorganization Transactions shall be borne entirely by ALJ. The Parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ALJ AND ALON ASSETS

Each of ALJ and Alon Assets hereby jointly and severally represents and warrants to the Partnership that:

3.1 Organization and Existence.

(a) Each of ALJ and Alon Assets has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted.

(b) Each of ALJ and Alon Assets is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) ARKS has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation, with full power and authority to own, lease, use and operate the properties and assets it now owns, leases, uses and operates, including, following the consummation of the Internal Reorganization Transactions, the Refining Assets, and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted.

(d) ARKS is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no pending, or threatened, action for the dissolution, liquidation or insolvency of ARKS.

3.2 Authority and Approval; Enforceability. Each of ALJ and Alon Assets has the corporate power and authority to execute and deliver this Agreement and ALJ and each of its Subsidiaries has the corporate power and authority to execute and deliver any other Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by each of ALJ and Alon Assets of this Agreement and the execution and delivery by ALJ and each of its Subsidiaries (including Alon Assets) of any Transaction Document to which it is or will be a party, the performance by ALJ or its applicable Subsidiary (including Alon Assets) of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action of ALJ, Alon Assets and each other applicable Subsidiary of ALJ. Each of this Agreement and any other Transaction Document to which ALJ, Alon Assets or any other Subsidiary of ALJ is or will be a party constitutes or will constitute, upon execution and delivery by ALJ, Alon Assets or such other applicable Subsidiary of ALJ, the valid and binding obligation of ALJ, Alon Assets or such other Subsidiary of ALJ, enforceable against ALJ, Alon Assets or such other Subsidiary of ALJ in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.3 No Conflict. Other than as set forth on Schedule 3.3, this Agreement, the other Transaction Documents to which ALJ, Alon Assets or any other Subsidiary of ALJ is or will be a party, the execution and delivery hereof and thereof by ALJ, Alon Assets or any other Subsidiary of ALJ and the Internal Reorganization Transactions do not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with any of the provisions of the Organizational Documents of ALJ or any of its Subsidiaries;

(b) conflict with any provision of any Law or Order applicable to ALJ or any of its Subsidiaries;

(c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or give others the right to terminate any indenture, mortgage, Lien or Contract to which ALJ or any of its Subsidiaries is a party or by which any of them is bound or to which any of the Contributed Interests or any of the Refining Assets are subject;

(d) result in the creation of, or afford any person the right to obtain, any Lien on the capital stock or other equity interests, property or assets of ALJ or any of its Subsidiaries under any such Contract; or

(e) result in the revocation, cancellation, suspension or material modification, individually or in the aggregate, of any Governmental Approval possessed by ALJ or any of its Subsidiaries that is necessary or desirable for the ownership, lease or operation of the Refining Assets or the Business as now conducted in all material respects, including any Governmental Approvals under any applicable Environmental Law;

except, in the case of clauses (b) through (e), as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

3.4 Consents. Other than as set forth in Schedule 3.4 (each item so listed, a “Consent”), no consent, approval, license, Order, waiver, or authorization of, or registration, declaration, or filing with any Governmental Authority (each a “Governmental Approval”) or other Person is required to be obtained or made by or with respect to ALJ, any of its Subsidiaries or the Refining Assets in connection with:

(a) the execution, delivery, and performance of this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby and thereby;

(b) the enforcement against ALJ or any of its Subsidiaries of its obligations under this Agreement or the other Transaction Documents; or

(c) the conduct by ARKS of the Business immediately following the Closing as was conducted prior to the execution of this Agreement on the date hereof.

3.5 Laws and Regulations; Litigation. Except as set forth in Schedule 3.5 there are no pending or, to ALJ’s Knowledge, threatened claims, fines, actions, suits, litigation, demands, assertions, hearings, audits, investigations or proceedings (whether civil, criminal, administrative or investigative) or any arbitration or binding dispute resolution proceeding (collectively, “Litigation”) against ALJ or any of its Subsidiaries (including ARKS) relating to or affecting the Business or the Refining Assets or the ownership and operation of the Business, the Refining Assets or the Contributed Interests. Each of ARKS and the Business is, and during the last three years has been, in compliance with all Laws of any Governmental Authority applicable to it, other than any noncompliance which is not material to ARKS or the Business. No Litigation is pending or, to ALJ’s Knowledge, threatened to which ALJ or any of its Subsidiaries is or may become a party that questions or involves the validity or enforceability of any of its respective obligations under this Agreement or the other Transaction Documents or seeks to prevent or delay, or damages in connection with, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

3.6 Environmental Matters. With respect to the Business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, ALJ and its Subsidiaries’ (including ARKS’) ownership, operation or other use of the Refining Assets and Real Property (i) are and, during the relevant time periods specified in all applicable statutes of limitations, has been in compliance with Environmental Laws, (ii) are not the subject of any outstanding unresolved Order, agreement or arbitration award from any Governmental Authority under any Environmental Law relating to the Refining Assets, Real Property, or the Business, (iii) have received all Permits required of them under applicable Environmental Laws necessary to conduct the Business and own and operate the Refining Assets and Real Property as presently conducted or in light of the current stage of occupation, development or construction, (iv) are in compliance with all terms and conditions of any such Permits, (v) are not subject to any pending or, to ALJ’s Knowledge, threatened Litigation under any Environmental Law with respect to which ALJ or any of its Subsidiaries has been contacted in writing by or on behalf of the actual or potential plaintiff or claimant, (vi) do not have any Liability in connection with the presence, disposal or other release into the environment of, or exposure to, any Hazardous Material, and (vii) have provided or made available to the Partnership or its representatives any significant reports, analyses or correspondence relating to environmental matters relating to the Business or the Refining Assets or the Real Property that are in the possession or control of ALJ or its Subsidiaries and have been prepared within the past three (3) years.

3.7 Contributed Interests.

(a) After giving effect to the Internal Reorganization Transactions prior to the Closing, (i) the Contributed Interests will (A) constitute 100% of the limited liability company interests in ARKS and (B) will be duly authorized and validly issued and fully paid (to the extent required by ARKS’s Organizational Documents) and non-assessable (except as such non-assessability may be limited by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act), and (ii) Alon Assets will be the sole member of ARKS. The Contributed Interests are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of local or state law applicable to such interests, ARKS’s Organizational Documents, or any Contract to which ALJ or any of its Subsidiaries is a party or to which it or any of its properties or assets is otherwise bound.

(b) As of immediately prior to the Closing, Alon Assets has good and valid record and beneficial title to the Contributed Interests, free and clear of any and all Liens, and, except for restrictions under applicable federal and state securities laws, the Contributed Interests are free and clear of any restrictions on transfer, Taxes, or claims. There are no options, warrants, purchase rights, Contracts or other securities exercisable or exchangeable for any equity interests of ARKS, any other commitments or Contracts providing for the issuance of additional equity interests, or for the repurchase or redemption of the Contributed Interests, or any Contracts of any kind which may obligate ARKS to issue, purchase, register for sale, redeem or otherwise acquire any of its equity interests. Immediately after the Closing, the Partnership will have good and valid record and beneficial title to such Contributed Interests, free and clear of any Liens, and, except for restrictions under applicable federal and state securities laws, free and clear of any restrictions on transfer, Taxes, or claims.

(c) ARKS does not own, directly or indirectly, (i) any shares of outstanding capital stock of any other Person or securities convertible into or exchangeable for capital stock of any other Person or (ii) any equity or other participating interest in the revenues or profits of any Person, and ARKS is not subject to any obligation to acquire any such interest.

3.8 Refining Assets.

(a) The Refining Assets, when considered together with the services provided by ALJ pursuant to the Services Agreement made by and between ALJ, the Partnership, and the General Partner, effective November 26, 2012, as amended, are sufficient to conduct the Business as such Business is currently being conducted. The Business is the only business operation carried on by ARKS. At the Closing, ARKS shall have sufficient net working capital to operate the Business in the ordinary course consistent with past practices.

(b) Schedule 3.8(b)-1 sets forth a true and complete list of all of the real property owned, leased, used, franchised, licensed or otherwise held, including, without limitation, easement rights utilized in connection with the operation and ownership of the Business (the “Real Property”) and indicates the nature of the Real Property interest. ARKS has provided the Partnership with, or access to, copies of all material agreements affecting the Real Property, including all the leases identified on Schedule 3.8(b)-1, all title reports, commitments, policies and surveys to the extent any such items are material to the use and operation of the Real Property (the “Land Contracts”). To the extent that Land Contracts have not been provided to the Partnership, such Land Contracts would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.8(b)-2, ARKS has good, valid and marketable title in fee to all owned Real Property and valid leasehold interests in all leased Real Property (including rights of way), in each case, except as would not materially interfere with the use or occupancy of the Real Property as it is currently being used or occupied. ARKS owns or leases all such Real Property and interests in Real Property free and clear of any Liens except (i) those set forth in Schedule 3.8(b)-2, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business consistent with past practices and that are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established in accordance with U.S. generally accepted accounting principles, (iii) Liens for current Taxes that are not yet due and payable or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established in accordance with U.S. generally accepted accounting principles, and (iv) other imperfections of title or encumbrances that would not, individually or in the aggregate, reasonably be expected to materially interfere with the use or occupancy of the Real Property as it is currently being used or occupied (the Liens described in clauses (i), (ii), (iii), and (iv) above, being referred to collectively as “Permitted Liens”).

(c) Each of the Land Contracts is in full force and effect and constitutes a valid and binding obligation of ARKS and of the other parties thereto.

(d) ARKS is not in breach or default in any material respect under any Land Contract, and no other party to any of the Land Contracts is in breach or default in any material respect thereunder.

(e) There is or will be at the Closing current access to public roads from the Real Property.

(f) ARKS is not a party to or bound by, any outstanding third-party rights to purchase, lease or in any way acquire any of the owned Real Properties or interests therein (including without limitation any rights of first refusal, options or other similar right of any kind) nor has ARKS granted a possessory right or a right of occupancy with respect to the owned Real Property other than as disclosed by any matters of record.

(g) There is no pending, or, to ALJ’s Knowledge, threatened, Litigation relating to the Real Property.

(h) No condemnation or eminent domain proceeding has been commenced or, to the best of ALJ’s knowledge, is about to be commenced against the Real Property or any portion thereof.

(i) There are no pending tax appeals with respect to the real property taxes or assessments against the Real Property.

(j) To ALJ’s Knowledge, there are no pending or threatened changes in the zoning applicable to the Real Property prior to the effective date of this Agreement. ARKS has not received written notice of, nor, to ALJ’s Knowledge, has there been any violation of any covenant or restriction applicable to the Real Property, or any part thereof, from any Governmental Authority or third party or notice of any violation of any zoning, building, fire or health code or any other Law applicable (or alleged to be applicable) to the Real Property, or any part thereof.

(k) Other than as specifically set forth to the contrary on Schedule 3.8(b)-2, ARKS has:

(i)	such consents, easements, rights-of-way, approvals, rights, Permits and licenses from all Governmental Authorities and other Persons as are sufficient to use the Real Property and continue to carry out the operations associated therewith, in all material respects, substantially in the manner in which the Real Property is currently used and operated (collectively, “Required Rights”); and;

(ii)	fulfilled and performed all its material obligations with respect to any Required Rights and no default or other event has occurred that allows (or after notice or lapse of time would allow) revocation or termination thereof or would result in any impairment of the rights of the holder of any Required Rights, except for such revocations, terminations and impairments that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l) ARKS has good title to all owned and valid interests in all leased tangible personal property included in the Refining Assets, free and clear of all Liens, except Permitted Liens, other than tangible personal property owned on the date of this Agreement but subsequently sold or otherwise disposed of in the ordinary course of business consistent with prior practice. All tangible personal property included in the Refining Assets is in good operating condition and repair (normal wear and tear excepted) and has been maintained in accordance with generally accepted industry practice, and is sufficient for the purposes for which it is currently being used or held for use.

3.9 Permits. ARKS holds or has a valid right to use, all Permits that are necessary for the conduct of the Business and the ownership and operation of the Refining Assets (the “Business Permits”), each in compliance with applicable Laws, except for those the failure of which to have would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. ALJ or its Affiliates have complied in all material respects with all terms and conditions of the Business Permits. None of such Business Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby. There is no outstanding written notice, nor to ALJ’s Knowledge, any other notice of revocation, cancellation or termination of any Business Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Litigation is pending or, to ALJ’s Knowledge, threatened with respect to any alleged failure by ALJ or its Affiliates to have any Business Permit necessary for the conduct of the Business and the ownership and operation of the Refining Assets or to be in compliance with such Business Permits.

3.10 Insurance. ALJ or its Affiliates maintain policies of fire and casualty, liability and other forms of property and liability insurance related to the Refining Assets and the Business in such amounts, with such deductibles, and against such risks and losses as are, in their reasonable business judgment, reasonable for the Business and the Refining Assets. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation, termination or non-renewal has been received, or, to ALJ’s Knowledge, threatened, with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation. To ALJ’s Knowledge, the activities and operations of the Business have been conducted in a manner so as to conform in all material respects to all applicable provisions of those insurance policies.

3.11 Brokerage Arrangements. Neither ALJ nor any of its Affiliates has entered, directly or indirectly, into any Contract with any Person that would obligate any member of the Partnership Group to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

3.12 Investment. ALJ is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act, as amended (the “Securities Act”). ALJ is not acquiring the New Common Units with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act. ALJ is familiar with investments of the nature of the New Common Units, understands that this investment involves substantial risks, has adequately investigated the Partnership and the New Common Units, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the New Common Units, and is able to bear the economic risks of such investment. ALJ has had the opportunity to visit with the Partnership and meet with the officers of the General Partner and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Partnership, has received all materials, documents and other information that ALJ deems necessary or advisable to evaluate the Partnership and the New Common Units, and has made its own independent examination, investigation, analysis and evaluation of the Partnership and the New Common Units, including its own estimate of the value of the New Common Units. ALJ has undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of the Partnership) as ALJ deems adequate. ALJ acknowledges that the New Common Units have not been registered under applicable federal and state securities laws and that the New Common Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws.

3.13 Taxes.

(a) All Tax Returns that are required to be filed by or with respect to ARKS or the Refining Assets on or prior to the Closing Date (taking into account any valid extension of time within which to file) have been or will be timely filed on or prior to the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects.

(b) All Taxes due and payable by or with respect to ARKS or the Refining Assets (whether or not shown on any Tax Return) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued for by ALJ.

(c) Except as set forth on Schedule 3.13(c), no examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding any of the Tax Returns described in Section 3.13(a) or any Taxes of or with respect to ARKS or the Refining Assets are currently pending or have been proposed in writing or have been threatened.

(d) Except as set forth on Schedule 3.13(d), no waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes of or with respect to ARKS or the Refining Assets or any Tax Returns of or with respect to ARKS or the Refining Assets.

(e) ARKS will, at Closing, be treated as disregarded as an entity separate from its owner for federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-2(c)(2)(i).

3.14 Financial Statements.

(a) ALJ has delivered to the Partnership (i) the audited consolidated balance sheets as of December 31, 2013 and 2012 and audited consolidated statements of operations, cash flows and changes in equity for the years ended December 31, 2013 and 2012, in each case, with respect to the Business and the Refining Assets (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet as of September 30, 2014 (the “Balance Sheet Date”) and unaudited consolidated statements of operations, cash flows and changes in equity for the nine months ended September 30, 2014, in each case, with respect to the Business and the Refining Assets (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements have been prepared from the books and records of ALJ and its Subsidiaries in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except that the Interim Financial Statements do not include normal recurring year-end adjustments and footnotes required by U.S. generally accepted accounting principles for complete financial statements) and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of or attributable to the Business and the Refining Assets as of the dates and for the periods stated in such Financial Statements.

3.15 Material Contracts.

(a) Set forth in Schedule 3.15(a) is a list, as of the date hereof, of each of the following Contracts to which ALJ or any of its Affiliates is a party related to the Business or to which any of the Refining Assets are bound (each a “Material Contract”):

(i)	any Contract limiting the right of the Business to engage in or compete in any geographical area;

(ii)	any Contract for Debt to which ARKS is a party or to which any of the Refining Assets are bound;

(iii)	any Contract relating to the acquisition or disposition of any business (whether by merger, consolidation, recapitalization, share exchange, sale of stock, sale of assets or otherwise, and whether through proceedings in bankruptcy or otherwise) entered into in the past five years requiring the payment of an amount in excess of $1 million;

(iv)	any Contract under which ARKS is lessor or lessee of any Real Property;

(v)	any Contract with a Significant Supplier;

(vi)	any Contract with a Significant Customer;

(vii)	any Contract containing any preferential rights to purchase or similar rights relating to the Refining Assets;

(viii)	any other Contract (other than any Contract granting any Permits, servitudes, easements or rights-of-way) materially affecting the ownership or operation of the Business or the ownership, use or operation of the Refining Assets, the loss of which would, individually or in the aggregate, have a Material Adverse Effect;

(ix)	any Contract between ALJ or its Affiliates (other than ARKS), on the one hand, and ARKS, on the other hand;

(x)	any Contract under which any Person has directly or indirectly guaranteed Debt, liabilities or obligations of ARKS;

(xi)	any Contract with a Union, employment Contract, Contracts with individual independent contractors, and Contracts providing for change in control, retention, or severance payments to any employees of ARKS;

(xii)	any Contract with any Governmental Authority (other than Permits);

(xiii)	any interest rate, commodity or currency protection agreement (including any swaps, collars, caps or similar hedging obligations); and

(xiv)	any Contract (or group of related Contracts with a single counterparty or, to ALJ’s Knowledge, Affiliated counterparties) not described in (i) through (xiii) above with a remaining term of more than 12 months, that as of the date hereof, is reasonably expected to provide for revenues, payments or obligations in an amount greater than $5 million during any calendar year or $20 million in the aggregate.

(b) ALJ has made available to the Partnership a correct and complete copy of each Material Contract. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Material Contract is a legal, valid and binding on and enforceable against ARKS and, to ALJ’s Knowledge, the counterparty thereto, and each Material Contract will continue to be legal, valid and binding on and enforceable against ARKS and, to ALJ’s Knowledge, the counterparty thereto, on identical terms following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Each Material Contract is in full force and effect, and none of ALJ or its Affiliates, as the case may be, or, to ALJ’s Knowledge, any counterparty thereto, is in breach or default thereunder and no event has occurred that upon receipt of notice or lapse of time or both would constitute any breach or default thereunder, except for such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to have a material impact on the Business. None of ALJ or its Affiliates has given or received from any third party any written notice of any action or intent to terminate or amend in any material respect any Material Contract.

3.16 No Adverse Changes. Except as set forth in Schedule 3.16, since September 30, 2014:

(a) there has not been a Material Adverse Effect;

(b) the Business and the Refining Assets have been operated and maintained in the ordinary course of business consistent with past practices;

(c) there has not been any damage to or destruction or loss of the Refining Assets, whether or not covered by insurance, that individually or in the aggregate exceed $1 million;

(d) there has been no acceleration or delay in, or postponement of, the payment of any Liabilities related to the Business or the Refining Assets, individually or in the aggregate, in excess of $1 million;

(e) there has been no acceleration or delay in the collection of any payment related to the Business or the Refining Assets, individually or in the aggregate, in excess of $1 million;

(f) there has been no declaration or payment of any non-cash dividend or other non-cash distribution in respect of the Contributed Interests; and

(g) there is no Contract to do any of the foregoing.

3.17 Management Projections and Disclosure.

(a) The projections and budgets provided to the Conflicts Committee (including those provided to the Financial Advisor) as part of the Conflicts Committee’s review in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby were prepared and delivered in good faith, are based on reasonable assumptions, are materially consistent with ALJ’s management’s current expectations regarding the Business and are materially consistent with the provisions of the Contracts affecting the Business.

(b) No representation or warranty or other statement made by ALJ or Alon Assets in this Agreement, the Schedules, any supplement to the Schedules, the certificates delivered pursuant to this Agreement or otherwise in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement or therein, in light of the circumstances in which they were made, not misleading.

3.18 Suppliers and Customers.

(a) Schedule 3.18(a) sets forth, for the twelve (12) months ended December 31, 2013, the names of the five (5) largest customers of the Business based on the dollar volume of gross revenues (the “Significant Customers”). Neither ALJ nor any of its Affiliates has received notice from any Significant Customer to the effect that any such customer will not buy products or services in respect of the Business in the future from ALJ or its Affiliates, as the case may be, or ARKS following the Closing or that such customer intends to terminate or materially modify existing agreements with ALJ or its Affiliates, as the case may be, or ARKS following the Closing with respect to the Business. No Significant Customer has (i) asserted any claims of breach of warranty with regard to products or services previously provided by the Business, nor do ALJ or its Affiliates have any indemnity Liability for any such products or services to customers, or (ii) notified ALJ or its Affiliates in writing of any request for indemnification.

(b) Schedule 3.18(b) sets forth, for the twelve (12) months ended December 31, 2013, the names of the five (5) largest suppliers of the Business based on the total amounts paid or payable by ALJ or its Affiliates (the “Significant Suppliers”). Neither ALJ nor any of its Affiliates has received written notice from any Significant Supplier to the effect that any such supplier will not supply products or services in respect of the Business in the future to ALJ or its Affiliates, as the case may be, or ARKS following the Closing or that such supplier intends to terminate or materially modify existing agreements with ALJ or its Affiliates, as the case may be, or ARKS following the Closing with respect to the Business.

3.19 Indebtedness. ARKS has no Debt other than Debt which will be paid, settled, cancelled, discharged or otherwise released on or prior to the Closing Date.

3.20 Absence of Undisclosed Liabilities. The Business does not have, and the Refining Assets are not subject to, any Liability, except Liabilities (a) that are reflected in the Interim Financial Statements, or (b) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and, as of the Closing Date, were permitted to be incurred by this Agreement.

3.21 Labor Matters.

(a) As of the date hereof, all individuals performing services for ARKS are either employed by ALJ or one of its Subsidiaries (other than ARKS) or are individual contractors engaged by ALJ or one of its Subsidiaries (the “Refinery Employees”) and there are no outstanding agreements, understandings or commitments of ARKS with respect to any unpaid compensation, commissions or bonuses that were due and payable prior to the date hereof.

(b) ARKS is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or, to ALJ’s Knowledge, purporting to represent any Refinery Employee, and, to ALJ’s Knowledge, no Union or group of Refinery Employees is seeking to organize Refinery Employees for the purpose of collective bargaining. ARKS has no duty to bargain with any Union except to the extent required by applicable Law. There has not been, nor, to ALJ’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting ARKS or any of the Refinery Employees during the past five years.

(c) ALJ and its Subsidiaries are in compliance with all Contracts with current and former Refinery Employees. All individuals characterized and treated by ALJ and its Subsidiaries as independent contractors are properly treated as independent contractors under all applicable Laws. All Refinery Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified.

(d) ARKS is in compliance with the WARN Act, and it has no current plans to undertake any action before the Closing Date that would trigger obligations under the WARN Act.

3.22 Employee Benefits Matters.

(a) ARKS does not maintain or have any obligation to sponsor or maintain, and has not within the past six years sponsored or maintained, or have any material liability with respect to, any compensation or benefit plan, agreement, program or policy (whether written or oral, formal or informal), including any “employee benefit plan” as defined in Section 3(3) of ERISA (the foregoing are referred to herein as “Plans”). All Plans in which the Refinery Employees participate are sponsored or maintained by ALJ or an Affiliate of ALJ (other than ARKS).

(b) Each Plan in which Refinery Employees participate is intended to be qualified under Section 401(a) of the Code and has been so qualified in form, and each Plan in which Refinery Employees participate is and has been operated and maintained in material compliance with its terms and the provisions of all applicable Laws, including, without limitation, ERISA and the Code.

(c) Except as disclosed on Schedule 3.22(c), with respect to any Plan that ALJ or any of its Subsidiaries has sponsored or maintained within the last six years or has had any obligation to contribute to within the past six years, except as would not have a material impact on the Business, (i) there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, for which the thirty (30) day reporting requirement has not been waived, and the transactions contemplated by this Agreement will not result in such a “reportable event” for which a waiver does not apply, (ii) other than Liability for premiums to the Pension Benefit Guaranty Corporation (which premiums have been timely paid when due), none of ALJ or any of its Subsidiaries (including ARKS) has incurred any direct or indirect Liability under Title IV of ERISA or Section 412 of the Code that has not been satisfied in full, and no event has occurred and no condition exists that presents a material risk to ALJ or any of its Subsidiaries (including ARKS) incurring any such Liability, and (iii) no event has occurred and no condition exists that would subject ARKS, either directly or by reason of its affiliation with ALJ or any of its Subsidiaries, to any tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws. None of ALJ or any of its Subsidiaries (including ARKS) contributes to, or has an obligation to contribute to, and has not within six years prior to the Closing Date contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(d) Except as would not result in any Liability to ARKS, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any subsequent employment-related event) result in any payment becoming due under a Plan, result in the acceleration of the time of payment or vesting of any benefits under a Plan, or result in the incurrence or acceleration of any other obligation related to the Plans or to any Refinery Employee or former Refinery Employee.

3.23 No Other Representations or Warranties; Schedules. Except as set forth in this Article III, neither ALJ nor Alon Assets makes any other express or implied representation or warranty with respect to the Contributed Interests, the Refining Assets or the transactions contemplated by this Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership and the General Partner hereby jointly and severally represent and warrant to ALJ and Alon Assets that:

4.1 Organization and Existence.

(a) Each of the Partnership and the General Partner is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Partnership has all limited partnership power and authority to own the Contributed Interests and the Refining Assets.

(b) Each of the Partnership and the General Partner is duly qualified to transact business as a limited partnership or limited liability company, as applicable, and is in good standing in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Partnership Material Adverse Effect.

4.2 Authority and Approval; Enforceability. Each of the Partnership and the General Partner has the requisite power and authority to execute and deliver this Agreement and any other Transaction Document to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by the Partnership and the General Partner of this Agreement and any other Transaction Document to which it is a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action of the Partnership and the General Partner. Each of this Agreement and any other Transaction Document to which the Partnership or the General Partner is a party constitutes or will constitute, upon execution and delivery by the Partnership or the General Partner, as applicable, the valid and binding obligation of the Partnership or the General Partner, as applicable, enforceable against the Partnership or the General Partner in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3 No Conflict. Other than as set forth on Schedule 4.3, this Agreement, the other Transaction Documents to which the Partnership, the General Partner or any other member of the Partnership Group is or will be a party and the execution and delivery hereof and thereof by the Partnership, the General Partner or any other member of the Partnership Group do not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with any of the provisions of the Organizational Documents of the Partnership, the General Partner or any other member of the Partnership Group;

(b) conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Partnership, the General Partner or any other member of the Partnership Group;

(c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or give others the right to terminate any indenture, mortgage, Lien or Contract to which the Partnership, the General Partner or any other member of the Partnership Group is a party or by which any of them is bound;

(d) result in the creation of, or afford any person the right to obtain, any Lien on the capital stock or other equity interests, property or assets of the Partnership, the General Partner or any other member of the Partnership Group under any such Contract; or

(e) result in the revocation, cancellation, suspension or material modification, individually or in the aggregate, of any Governmental Approval (as defined below) possessed by the Partnership, the General Partner or any other member of the Partnership Group that is necessary or desirable for the ownership, lease or operation of its properties and other assets in the conduct of its business as now conducted in all material respects, including any Governmental Approvals under any applicable Environmental Law;

except, in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect and except for such as will have been cured at or prior to the Closing.

4.4 Receipt of Opinion. The Conflicts Committee has received the opinion of Houlihan Lokey Capital, Inc., the financial advisor to the Conflicts Committee (the “Financial Advisor”), as of the date of the meeting of the Conflicts Committee at which the Conflicts Committee approved this Agreement, to the effect that, as of such date and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the consideration, net of the expected turnaround capital expense reimbursement pursuant to Section 5.14, to be paid and issued by the Partnership for the Contributed Interests pursuant to this Agreement is fair, from a financial point of view, to the Partnership.

4.5 Brokerage Arrangements. The Partnership has not entered, directly or indirectly, into any Contract with any Person, other than the Financial Advisor (whose fees shall be paid by the Partnership), that would obligate ALJ or any of its Affiliates to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.

4.6 New Common Units. The New Common Units being issued at Closing, when issued in consideration for the contribution by Alon Assets of the Contributed Interests as provided by this Agreement, will be duly authorized, validly issued, fully paid (to the extent required by the Partnership’s Organizational Documents) and nonassessable (except as such nonassessability may be affected by the Delaware Revised Uniform Limited Partnership Act) and free of any preemptive or similar rights (other than those set forth in the Partnership’s limited partnership agreement).

4.7 Investment. The Partnership is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act. The Partnership is not acquiring the Contributed Interests with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act. The Partnership and the General Partner are familiar with investments of the nature of the Contributed Interests, understand that this investment involves substantial risks.

4.8 No Other Representations or Warranties; Schedules. Except as set forth in this Article IV, none of the Partnership nor the General Partner makes any other express or implied representation or warranty with respect to the New Common Units or the transactions contemplated by this Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE V

COVENANTS, ETC.

5.1 Conduct of the Businesses. ALJ and Alon Assets covenant and agree that from and after the execution of this Agreement and until the Closing, except (i) as contemplated by this Agreement (including any Internal Reorganization Transactions), (ii) as required by applicable Law or (iii) with the prior written consent of the Partnership (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) Neither ALJ nor Alon Assets will, nor will they permit any of ALJ’s other Subsidiaries to, sell, transfer, assign, convey or otherwise dispose of any of the Contributed Interests or Refining Assets, other than in the ordinary course of business consistent with past practice;

(b) Neither ALJ nor Alon Assets will, nor will they permit any of ALJ’s other Subsidiaries to, issue, sell or deliver any capital stock, membership interests or other equity securities of ARKS or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any capital stock, limited liability company interests or other equity securities of ARKS;

(c) Each of ALJ and Alon Assets will, and will cause each of their respective Affiliates to, use commercially reasonable efforts to maintain the applicable Refining Assets in such working order and condition as is consistent with past practice;

(d) Each of ALJ and Alon Assets will, and will cause each of their respective Affiliates to, use commercially reasonable efforts to, conduct the Business in the ordinary course consistent with past practices;

(e) Each of ALJ and Alon Assets will, and will cause each of their respective Affiliates to, use commercially reasonable efforts to, preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors, shippers and others having business dealings relating to the Business;

(f) Neither ALJ nor Alon Assets will, nor will they permit their respective Affiliates to, permit any Lien to be imposed on the Refining Assets, other than Permitted Liens, or the Contributed Interests;

(g) Neither ALJ nor Alon Assets will, nor will they permit their respective Affiliates to, accelerate, delay or postpone the payment of any Liabilities or the collection of any payment, related to the Business or the Refining Assets that are, individually or in the aggregate, material;

(h) Neither ALJ nor Alon Assets will, nor will they permit their respective Affiliates to, amend, modify or terminate any Material Contract, or otherwise waive, release or assign any rights, claims or benefits thereunder, or enter into any Contract that, if entered into prior to the date of this Agreement, would constitute a Material Contract

(i) Neither ALJ nor Alon Assets will, nor will they permit their respective Affiliates to, take or omit to take any action that would reasonably be expected to result in a Material Adverse Effect;

(j) Neither ALJ nor Alon Assets will, nor will they permit their respective Affiliates to, declare or pay a dividend on, or make any other distribution in respect of, ARKS’ equity securities;

(k) Neither ALJ nor Alon Assets will, nor will they permit their respective Affiliates to cause ARKS to (A) hire any employee or (B) become liable with respect to any Plan;

(l) Neither ALJ nor Alon Assets will, nor will they permit their respective Affiliates to, terminate or cancel any material insurance policy naming ARKS as its beneficiary or a loss payee;

(m) Neither ALJ nor Alon Assets will, nor will they permit their respective Affiliates to cause ARKS to, make or change any material Tax election (except as expressly contemplated by the Internal Reorganization Transaction), enter into any agreement relating to Taxes, including closing agreements with any Governmental Authority or settle or compromise any material Tax claim or liability;

(n) Neither ALJ nor Alon Assets will, nor will they permit their respective Affiliates to, cause ARKS to acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person; and

(o) Neither ALJ nor Alon Assets will, nor will they permit their respective Affiliates to, agree in writing or otherwise to do anything contained in this Section 5.1.

5.2 Financial Statements; Financing Cooperation.

(a) ALJ shall permit the Partnership and its representatives to contact ALJ’s accountants, auditors and employees, and shall cause such accountants, auditors and employees to discuss, cooperate and provide information reasonably requested by the Partnership or its representatives, in order for the Partnership to prepare audited and unaudited historical financial statements for the Business and pro forma financial statements of the Partnership, in each case that meet the requirements of Regulation S-X promulgated under the Securities Act. ALJ shall cause its accountants, auditors and employees to cooperate with the Partnership with regards to responding to any comments from the Commission on the financial statements of the Business. The Partnership shall be responsible for and shall pay for or reimburse ALJ for all our-of-pocket costs incurred by ALJ in connection with the external audit of any such financial statements (including reasonable accountants’ fees). The obligations of ALJ under this Section 5.2 shall survive for three (3) years after the Closing.

(b) From and after the date of this Agreement, ALJ shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to cause its and their representatives (including their auditors) to provide all customary cooperation as reasonably requested by the Partnership to assist the Partnership in the arrangement of any bank debt financing or any capital markets debt financing necessary or desirable to fund the Cash Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including any necessary offering documents related thereto.

5.3 Debt Financed Distribution.

(a) Prior to the Closing, the Partnership shall borrow an amount equal to or exceeding $100,000,000.00 (the “Debt Financed Distribution”) under indebtedness for which no partner of the Partnership or any related person bears the economic risk of loss as defined by Treasury Regulation Section 1.752-2 in a manner such that the proceeds of such borrowing are allocable to the payment of the Debt Financed Distribution to Alon Assets as part of the payment of the Cash Consideration pursuant to Treasury Regulation Section 1.707-5(b)(1) and Temporary Treasury Regulation 1.163-8T (such borrowing, and any “refinancing” of such borrowing treated as the liability it refinances pursuant to Treasury Regulation Section 1.707-5(c), the “Partnership Debt”).

(b) The Parties intend that the Debt Financed Distribution paid to Alon Assets shall qualify as a “debt-financed transfer,” a portion of which is not taken into account as part of a “disguised sale” of property contributed to the Partnership under Treasury Regulation Sections 1.707-3 and 1.707-5(b).

(c) For a period of four years following the Closing Date, Alon Assets and the Partnership shall ensure (and shall cause their respective Affiliates to ensure) that the Partnership Debt will not be less than the entire outstanding principal balance of the Partnership Debt outstanding immediately after the Closing.

(d) The Parties shall act at all times in a manner consistent with the foregoing provisions of this Section 5.3, except with the prior written consent of Alon Assets and the Partnership or as otherwise required by applicable law following a final determination by the U.S. Internal Revenue Service or a Governmental Authority with competent jurisdiction.

5.4 Access. From the date of this Agreement until the Closing Date, Alon Assets shall, upon reasonable advance notice by the Partnership, (a) provide the Partnership and its representatives reasonable access, during normal business hours, to the Refining Assets and (b) furnish to the Partnership such documents and information in the possession or control of ALJ or its Affiliates concerning the Refining Assets as the Partnership from time to time may reasonably request, but only to the extent that Alon Assets may comply with the covenants in clause (a) and (b) above without breaching any confidentiality obligation binding on Alon Assets or its Affiliates. With respect to the Real Property, such access shall be subject to the rights of parties in possession and the terms of any instruments under which Alon Assets uses or occupies such Real Property.

5.5 No Other Representations. Without diminishing the scope of the express written representations, warranties and covenants of the Parties and without affecting or impairing its right to rely thereon, (A) THE PARTNERSHIP ACKNOWLEDGES THAT NEITHER ALJ NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE CONTAINED IN ARTICLE III, AND ALJ AND ALON ASSETS HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE REFINING ASSETS OR THE BUSINESS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) AND (B) EACH OF ALJ AND ALON ASSETS ACKNOWLEDGES THAT NEITHER THE PARTNERSHIP NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE CONTAINED IN ARTICLE IV, AND THE PARTNERSHIP HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONTRIBUTED INTERESTS.

5.6 Post-Closing Receivables and Payments.

(a) Should ALJ or any of its Subsidiaries receive any payments attributable to accounts receivable of ARKS or the Business that relate to the operations of the Business after the Closing Date, then ALJ shall or shall cause its applicable Subsidiary to, within thirty (30) days of receipt of such payments, forward such payments to ARKS. Should the Partnership or any of its Subsidiaries receive any payments attributable to accounts receivable of ARKS or the

Business that relate to the operations of the Business on or prior to the Closing Date, then the Partnership shall or shall cause its applicable Subsidiary to, within thirty (30) days of receipt of such payments, forward such payments to ALJ.

(b) If any demand is made on ALJ or any of its Subsidiaries to pay any invoice or other account payables incurred in connection with the operation of the Business after the Closing Date, then the Partnership shall be responsible for the same. If any demand is made on the Partnership or any of its Subsidiaries to pay any invoice or other account payables incurred in connection with the operation of the Business on or prior to the Closing Date, then ALJ shall be responsible for the same.

5.7 Further Assurances. On and after the Closing Date, the Parties shall cooperate and use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the transactions contemplated by this Agreement and the other Transaction Documents, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof or thereof and the taking of all such other actions as such Party may reasonably be requested to take by the other Party from to time to time, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents and transactions contemplated hereby and thereby.

5.8 NYSE Listing. Prior to the Closing, the Partnership will use its commercially reasonable efforts to obtain approval for listing, subject to notice of issuance, of the New Common Units on the New York Stock Exchange.

5.9 Tax Covenants.

(a) The Parties agree that ALJ shall bear the liability for any Taxes imposed on or incurred by or with respect to ARKS, the Business or the Refining Assets for any taxable period or portion therefor ending on or prior to the Closing Date. The Parties further agree that the Partnership shall bear the liability for any Taxes imposed on or incurred by or with respect to ARKS, the Business or the Refining Assets for any taxable period or portion therefor beginning after the Closing Date.

(b) The Parties agree that whenever it is necessary for purposes of this Section 5.9 to determine the amount of any Taxes imposed on or incurred by or with respect to ARKS, the Business or the Refining Assets for a taxable period beginning before and ending after the Closing Date (a “Straddle Period”) which is allocable to the portion of the Straddle Period ending on or before the Closing Date, the determination shall be made, in the case of property or ad valorem or franchise Taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), by prorating such Taxes ratably on a per diem basis and, in the case of other Taxes, by assuming that such portion of the Straddle Period ending on or prior to the Closing Date constitutes a separate taxable period applicable to ARKS and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing

Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis).

(c) With respect to any Tax Return attributable to a Straddle Period that is required to be filed after the Closing Date with respect to ARKS, the Business or the Refining Assets, the Partnership shall cause such Tax Return to be prepared, cause to be included in such Tax Return all items of income, gain, loss, deduction and credit required to be included therein, furnish a copy of such Tax Return to ALJ, cause such Tax Return to be filed timely with the appropriate Tax Authority, and the Partnership shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return (but shall have a right to recover from ALJ the amount of Taxes attributable to the portion of the taxable period ending on or prior to the Closing Date pursuant to Section 5.9(a)).

(d) The Parties shall cooperate fully, and cause their Affiliates to cooperate fully, as and to the extent reasonably requested by the other Party, (i) to accomplish the apportionment of income described pursuant to this Section 5.9, (ii) to respond to requests for the provision of any information or documentation within the knowledge or possession of such Party as reasonably necessary to facilitate compliance with financial reporting obligations arising under FASB Statement No. 109 (including compliance with Financial Accounting Standards Board Interpretation No. 48), and (iii) in connection with any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Partnership and ALJ will use their respective commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to the Refining Assets relating to any taxable period beginning before the Closing Date until the later of six years after the Closing Date or the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), and to abide by all record retention agreements entered into with any Tax Authority. The Partnership and ALJ each agree, upon request, to use their respective commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

(e) Federal Income Tax Treatment. The Parties agree that the contribution from Alon Assets to the Partnership of the Contributed Interests shall, for all U.S. federal income tax purposes (and for any applicable state or local tax purposes that follow the U.S. federal income tax treatment) unless otherwise required by applicable law, be treated as a contribution of the Refining Assets to the Partnership in a transaction consistent with the requirements of Section 721(a) of the Code subject to the requirements of Section 707 of the Code, and the Cash Consideration shall be treated as (i) a debt-financed transfer pursuant to Treasury Regulations Section 1.707-5(b) and (ii) a reimbursement of capital expenditures pursuant to Treasury Regulations Section 1.707-4(d) to the greatest extent permitted by law.

5.10 Consents.

(a) ALJ shall use commercially reasonable efforts to obtain the Consents listed on Schedule 3.4, and, upon receipt of such Consents, shall, if necessary, execute an assignment and assumption agreement with customary terms.

(b) If and to the extent that the valid, complete and perfected transfer or assignment of any Refining Asset (including any Contract) (i) to ARKS as part of the Internal Reorganizational Transactions or (ii) indirectly as part of the contribution of the Contributed Interests to the Partnership would be a violation of applicable Law, or require any Consent in connection with the Internal Reorganization Transactions or the contribution of the Contributed Interests, as applicable, that have not been obtained or made by the Closing, then, unless the Parties shall otherwise mutually determine, the transfer or assignment of the Refining Asset contemplated by clause (i) or (ii), as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Consents have been obtained or made. Notwithstanding the foregoing, any such Refining Assets shall continue to constitute Refining Assets for all other purposes of this Agreement.

(c) If any transfer or assignment of any Refining Asset intended to be transferred or assigned hereunder, as the case may be, is not consummated on or prior to the Closing, whether as a result of the provisions of Section 5.10(b) or for any other reason, then, insofar as reasonably possible, ALJ or its applicable Subsidiary retaining such Refining Asset shall thereafter hold such Refining Asset for the use, benefit and/or burden of the Partnership (at the expense of ALJ and for the account of the Partnership) until such time as such transfer or assignment can be completed; provided, however, that ALJ or its applicable Subsidiary shall hold such Refining Asset for the use, benefit and/or burden of the Partnership at ALJ’s expense if the reason the transfer or assignment is not consummated is the failure to obtain any Consent. In addition, ALJ or its applicable Subsidiary shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Refining Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Partnership in order to place the Partnership in a substantially similar position as if such Refining Asset had been transferred or assigned as contemplated hereby and so that all the benefits and burdens relating to such Refining Asset, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Refining Asset, as the case may be, and all costs and expenses related thereto, shall inure from and after the Closing to the Partnership.

5.11 Internal Reorganization Transactions. From the date of this Agreement until the Closing, ALJ shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause the Internal Reorganization Transactions to be consummated prior to the Closing Date, including making all filings with respect thereto and seeking all approvals required in connection therewith.

5.12 Permits. To the extent that any Business Permit is nontransferable and must be reissued, ALJ shall, and shall cause its Affiliates to, use commercially reasonable efforts to assist the Partnership and its Affiliates in having such Business Permits reissued.

5.13 Employee Benefits Matters. ALJ or its appropriate Affiliate shall take all actions necessary to ensure that, immediately after the Closing, the Refinery Employees continue to participate in all Plans under which they were participating immediately prior to the Closing, with no gap or lapse of coverage under any such Plans; provided, that ALJ (or its Affiliates) shall be reimbursed for the actual costs of providing such coverage under the Plans.

5.14 Turnaround Capital Expenditure Reimbursement. ALJ shall reimburse the Partnership within 30 days of request therefore, for capital expenditures relating to the major maintenance turnaround of the Krotz Springs refinery incurred by the Partnership in 2015 (or in any later period should the scheduled turnaround be deferred beyond 2015), up to a maximum aggregate amount equal to Forty-Five Million and No/100 Dollars ($45,000,000.00).

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to applicable Laws) on or prior to the Closing Date of all of the following conditions:

(a) all necessary filings with and consents of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have been made and obtained; provided, however, that, prior to invoking this condition, the invoking party shall have used commercially reasonable efforts to make or obtain such filings and consents;

(b) no Party shall be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and no Law enacted, entered, or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, shall be in effect;

(c) the consents listed on Schedule 6.1(c) shall have been obtained; and

(d) the New Common Units shall have been approved for listing upon notice of issuance on The New York Stock Exchange.

6.2 Conditions to the Obligation of the Partnership. The obligation of the Partnership and the General Partner to proceed with the Closing is subject to the satisfaction or waiver by the Partnership on or prior to the Closing Date of the following conditions:

(a) ALJ and Alon Assets shall have performed, in all material respects, the covenants and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date;

(b) (i) the Fundamental Representations shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) in all respects as of the date of this Agreement and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties of

ALJ and Alon Assets made in this Agreement shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) as of the date of this Agreement and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c) The Internal Reorganization Transactions shall have been consummated;

(d) ALJ shall have delivered to the Partnership a certificate dated the Closing Date and signed by an authorized officer of ALJ confirming the foregoing matters set forth in clauses (a), (b) and (c) of this Section 6.2 (the “ALJ Closing Certificate”);

(e) ALJ shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.2;

(f) between the date hereof and the Closing Date, there shall not have been a Material Adverse Effect; and

(g) The Partnership shall have successfully obtained at least Four Hundred Fifty Million and No/100 Dollars ($450,000,000.00) of gross proceeds from the consummation of a private debt offering on terms acceptable to the Partnership.

6.3 Conditions to the Obligation of ALJ. The obligation of ALJ and Alon Assets to proceed with the Closing is subject to the satisfaction or waiver by ALJ on or prior to the Closing Date of the following conditions:

(a) the Partnership and the General Partner shall have performed, in all material respects, the covenants and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date;

(b) (i) the Partnership Fundamental Representations shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) in all respects as of the date of this Agreement and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties of the Partnership and the General Partner made in this Agreement shall be true and correct (without regard to qualifications as to materiality or Partnership Material Adverse Effect contained therein) as of the date of this Agreement and the Closing Date with the same effect as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect;

(c) the Partnership shall have delivered to ALJ a certificate dated the Closing Date and signed by an authorized officer of the General Partner confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.3 (the “Partnership Closing Certificate”);

(d) the Partnership shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.3; and

(e) between the date hereof and the Closing Date, there shall not have been a Partnership Material Adverse Effect.

ARTICLE VII

CLOSING

7.1 Closing. Subject to the terms and conditions of this Agreement and unless otherwise agreed in writing by ALJ and the Partnership, the closing (the “Closing”) of the transactions contemplated by this Agreement will be held at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas at 9:00 a.m., Houston, Texas time on the later to occur of (a) December 1, 2014 or (b) the date that is three business days immediately following the date of fulfillment or waiver (in accordance with the provisions hereof) of the last to be fulfilled or waived of the conditions set forth in Sections 6.1, 6.2 and 6.3 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), or such other date as the Parties shall agree. The date on which the Closing occurs is referred to as the “Closing Date.”

7.2 Deliveries by ALJ. At the Closing, ALJ will deliver (or cause to be delivered) the following:

(a) a counterpart to the Assignment of Contributed Interests, duly executed by Alon Assets;

(b) the ALJ Closing Certificate, duly executed by an officer of ALJ;

(c) an executed statement described in Treasury regulations section 1.1445-2(b)(2) certifying that Alon Assets is neither a disregarded entity nor a foreign person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder;

(d) evidence reasonably satisfactory to the Partnership that the Internal Reorganization Transactions have been completed; and

(e) such other documents, certificates and other instruments as may be reasonably requested by the Partnership prior to the Closing Date to carry out the intent and purposes of this Agreement.

7.3 Deliveries by the Partnership. At the Closing, the Partnership and the General Partner will deliver (or cause to be delivered) the following:

(a) the Cash Consideration, by wire transfer of immediately available funds to an account specified by Alon Assets, at least $100 million of which payment shall be sourced by the Partnership solely from debt proceeds of the Partnership Debt;

(b) the New Common Units, by issuance of such New Common Units (in book-entry form) to Alon Assets, by instruction to the Partnership’s transfer agent or otherwise, and evidence of such issuance that is reasonably satisfactory to Alon Assets;

(c) a counterpart to the Assignment of Contributed Interests, duly executed by the Partnership;

(d) the Partnership Closing Certificate, duly executed by an officer of the General Partner; and

(e) such other documents, certificates and other instruments as may be reasonably requested by ALJ prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification of ALJ and Other Parties. From and after the Closing Date, subject to the other provisions of this Article VIII, the Partnership shall indemnify and hold ALJ and its Affiliates, directors, officers, employees, agents and representatives (together with ALJ, the “ALJ Indemnitees”) harmless from and against any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses of investigation, defending and prosecuting Litigation (collectively, the “Damages”), suffered by the ALJ Indemnitees as a result of, caused by, arising out of, or in any way relating to:

(a) any breach of a representation or warranty of the Partnership or the General Partner in this Agreement,

(b) any breach of any agreement or covenant under this Agreement on the part of the Partnership, or

(c) any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party against ALJ or any of its Affiliates that pertains to the business or operations of ARKS or the ownership of the Contributed Interests, except in the case of this clause (c), to the extent arising out of the breach by ALJ or Alon Assets of any of the representations, warranties or covenants of ALJ or Alon Assets set forth in this Agreement (including Section 8.2(c)).

8.2 Indemnification of the Partnership and other Parties. From and after the Closing Date, subject to the other provisions of this Article VIII, ALJ shall indemnify and hold the members of the Partnership Group and their respective directors, officers, employees, agents and representatives (together with the Partnership, the “Partnership Indemnitees”) harmless from and against any and all Damages suffered by the Partnership Indemnitees as a result of, caused by, arising out of, or in any way relating to:

(a) any breach of a representation or warranty of ALJ or Alon Assets in this Agreement,

(b) any breach of any agreement or covenant in this Agreement on the part of ALJ or Alon Assets,

(c) any of the Excluded Liabilities or the Internal Reorganization Transactions; or

(d) all Liabilities of ARKS arising from events or activities prior to the Closing Date, except to the extent that any such Liabilities were incurred by ARKS in the ordinary course of business.

8.3 Demands. Each indemnified party agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Indemnity Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement to the extent that knowing failure to notify actually results in material prejudice or damage to the indemnifying party.

8.4 Right to Contest and Defend.

(a) The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, however, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted and prosecuted diligently to a final conclusion or settled in accordance with this Section 8.4 by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Indemnity Claim or elects to contest such Indemnity Claim but fails diligently and promptly to prosecute or settle such claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party.

(b) Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

8.5 Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for reasonable expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall reasonably cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

8.6 Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.

8.7 Reimbursements. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all reimbursements (including, without limitation, insurance proceeds) received by the other party related to the Damages (net of any costs of recovering such reimbursements).

8.8 Limitations on Indemnification.

(a) To the extent the Partnership Indemnitees or the ALJ Indemnitees are entitled to indemnification for Damages pursuant to Section 8.2(a) (but not including Damages for breaches of Fundamental Representations) or Section 8.1(a) (but not including Damages for breaches of Partnership Fundamental Representations), respectively, ALJ or the Partnership, as the case may be, shall not be liable for those Damages unless the aggregate amount of Damages exceeds $500,000 (the “Deductible”), and then only to the extent of any such excess; provided, further, that ALJ or the Partnership shall not be liable for Damages pursuant to Section 8.2(a) (but not including Damages for breaches of Fundamental Representations) or Section 8.1(a) (but not including Damages for breaches of Partnership Fundamental Representations), respectively, that exceed, in the aggregate, $43,750,000 (the “Cap”).

(b) Notwithstanding clause (a) above, to the extent the Partnership Indemnitees or the ALJ Indemnitees are entitled to indemnification for Damages for claims arising from fraud or related to or arising from Taxes (including, without limitation, in the case of the Partnership Indemnitees, Damages for breach of the representations or warranties in Section 3.13), ALJ or the Partnership, as the case may be, shall be fully liable for such Damages without regard to the Deductible or the Cap. For the avoidance of doubt, ALJ shall be fully liable for Damages pursuant to Sections 8.2(b) or 8.2(c) and for breaches of Fundamental Representations without regard to the Deductible or the Cap and the Partnership shall be fully liable for Damages pursuant to Sections 8.1(b) or 8.1(c) and for breaches of Partnership Fundamental Representations without regard to the Deductible or the Cap.

8.9 Survival.

(a) The liability of ALJ for the breach of any of the representations and warranties of ALJ or Alon Assets set forth in Article III other than the Fundamental Representations and the matters set forth in Section 3.13 (Taxes) shall be limited to claims for which the Partnership delivers written notice to ALJ on or before the date that is 18 months after the Closing Date. The liability of ALJ for Damages for claims related to or arising from Taxes (including, without limitation, Damages for claims for breach of covenants or breach of the representations or warranties in Section 3.13) shall be limited to claims for which the Partnership delivers written notice to ALJ on or before the date that is ninety (90) days after the expiration of the applicable statute of limitations for assessment of the applicable Tax. The liability of ALJ for claims pursuant to Sections 8.2(b) or 8.2(c) or for breach of Fundamental Representations shall not be limited as to time and shall continue indefinitely.

(b) The liability of the Partnership for the breach of any of the representations and warranties of the Partnership set forth in Article IV shall be limited to claims for which ALJ delivers written notice to the Partnership on or before the date that is three years after the Closing Date. The liability of the Partnership for claims pursuant to Sections 8.1(b) or 8.1(c) and for breaches of Partnership Fundamental Representations shall not be limited as to time and shall continue indefinitely.

(c) Notwithstanding Sections 8.9(a) and 8.9(b), if the Partnership or ALJ, as applicable, delivers written notice in reasonable detail to the other party of a claim for indemnification on or prior to the applicable expiration date for such claim, such claim shall survive until finally resolved.

8.10 Sole Remedy. After the Closing, no Party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in this Article VIII (other than claims or causes of action arising from fraud, and other than claims for specific performance or claims arising under any Transaction Documents (other than this Agreement) (which claims shall be subject to the liability provisions of such Transaction Documents)).

8.11 Express Negligence Rule. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY.

8.12 Consideration Adjustment. The Parties agree to treat all payments made pursuant to this Article VIII as adjustments to the Cash Consideration for Tax purposes, except as otherwise required by Law following a final determination by the U.S. Internal Revenue Service or a Governmental Authority with competent jurisdiction.

8.13 Knowledge. The Partnership Indemnitees’ and the ALJ Indemnitees’ rights under this Agreement or otherwise shall not be diminished by any investigation performed or knowledge acquired or capable of being acquired, whether before or after the date of this Agreement, regarding the accuracy or inaccuracy of any representation or warranty or the performance or non-performance of any covenant.

8.14 Materiality. For purposes of this Article VIII, the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality or Material Adverse Effect contained therein (other than the representations and warranties contained in Section 3.16(a)).

ARTICLE IX

TERMINATION

9.1 Events of Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of ALJ and the Partnership;

(b) by either ALJ or the Partnership in writing after December 31, 2014, if the Closing has not occurred by that date, provided that as of such date the terminating Party is not in material breach of its representations, warranties or covenants under this Agreement;

(c) by either ALJ or the Partnership in writing without prejudice to other rights and remedies the terminating Party or its Affiliates may have (provided the terminating Party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other Party or its Affiliates shall have (i) materially failed to perform its covenants or agreements contained herein required to be performed by such Party or its Affiliates on or prior to the Closing Date or (ii) materially breached any of its representations or warranties contained herein; provided, however, that in the case of clauses (i) or (ii), the breaching Party shall have a period of 30 days following written notice from the non-defaulting Party to cure any breach of this Agreement if the breach is curable; or

(d) by either ALJ or the Partnership in writing, without liability, if there shall be any Order binding on the Parties that prohibits or restrains any Party from consummating the transactions contemplated hereby; provided, however, that the applicable Party shall have used its reasonable best efforts to have any such Order removed but it shall not have been removed within 30 days after entry by the Governmental Authority.

9.2 Effect of Termination. In the event of the termination of this Agreement by a Party as provided in Section 9.1, this Agreement shall thereafter become void except for this Section 9.2 and Article X. Nothing in this Section 9.2 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair any rights of any Party under this Agreement. If this Agreement is terminated by either Party pursuant to Section 9.1(c), then the other Party shall reimburse such Party for its out-of-pocket expenses incurred in connection with the negotiation, execution and performance of this Agreement (including legal fees and fees paid to Financial Advisor, in either case incurred by the Partnership or the Conflicts Committee).

ARTICLE X

MISCELLANEOUS

10.1 Expenses. Unless otherwise specifically provided in this Agreement, each Party shall pay its own expenses incident to this Agreement or the other Transaction Documents and all action taken in preparation for effecting the provisions of this Agreement and the other Transaction Documents.

10.2 Notices. Unless otherwise specifically provided in this Agreement, any notice, request, instruction, correspondence or other document to be given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt); or (ii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:

If to ALJ, Alon Assets or any other Subsidiary of ALJ, addressed to:

Alon USA Energy, Inc. (or applicable Subsidiary)

12700 Park Central Drive, Suite 1600

Dallas, Texas 75251

Attn: Chief Financial Officer

Facsimile: (972) 367-3726

With a copy to:

Alon USA Energy, Inc. (or applicable Subsidiary)

12700 Park Central Drive, Suite 1600

Dallas, Texas 75251

Attn: General Counsel

Facsimile: (972) 367-3724

If to the Partnership or the General Partner, addressed to:

Alon USA Partners, LP

c/o Alon USA Partners GP, LLC, its General Partner

12700 Park Central Drive, Suite 1600

Dallas, Texas 75251

Attn: Chief Financial Officer

Facsimile: (972) 367-3726

With a copy to:

Alon USA Partners, LP

c/o Alon USA Partners GP, LLC, its General Partner

12700 Park Central Drive, Suite 1600

Dallas, Texas 75251

Attn: General Counsel

Facsimile: (972) 367-3724

Any Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

10.3 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed and construed in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.

(b) THE PARTIES VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN NEW CASTLE COUNTY, DELAWARE, OVER ANY DISPUTE BETWEEN OR AMONG THE PARTIES ARISING OUT OF THIS AGREEMENT, OTHER THAN A DISPUTE SUBJECT TO SECTION 10.4, AND EACH PARTY IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) EACH OF THE PARTIES AGREES (A) THAT THIS AGREEMENT INVOLVES AT LEAST $100,000.00, AND (B) THAT THIS AGREEMENT HAS BEEN ENTERED INTO BY THE PARTIES IN EXPRESS RELIANCE UPON 6 DEL. C. § 2708. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES, (Y) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND NOTIFY THE OTHER PARTY OF THE NAME AND ADDRESS OF SUCH AGENT, AND (Z) THAT SERVICE OF PROCESS MAY, TO THE FULLEST EXTENT PERMITTED BY LAW, ALSO BE MADE ON SUCH PARTY BY PREPAID CERTIFIED MAIL WITH A PROOF OF MAILING RECEIPT VALIDATED BY THE UNITED STATES POSTAL SERVICE CONSTITUTING EVIDENCE OF VALID SERVICE, AND THAT SERVICE MADE PURSUANT TO (Y) OR (Z) ABOVE SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.

(d) EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY DISPUTE OR OTHER PROCEEDING RELATED THERETO BROUGHT IN CONNECTION WITH THIS AGREEMENT.

10.4 Arbitration.

(a) Any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, between the Parties, arising out of, connected with, or relating in any way to this Agreement or the obligations of the Parties hereunder, including any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement (in each case, a “Dispute”), shall be resolved solely and exclusively in accordance with the procedures specified in this Section 10.4. The Parties shall attempt in good faith to resolve any Dispute by mutual discussions within thirty (30) days after the date that one Party gives written notice to the other Parties of such a Dispute in accordance with Section 10.2. If the Dispute is not resolved within such thirty (30) day period, or such longer period that may subsequently be agreed to in writing by the parties to the Dispute, the Dispute shall be finally settled by arbitration administered by JAMS, Inc. (“JAMS”) under its Comprehensive Arbitration Rules & Procedures, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be held in Dallas, Texas, and presided over by three arbitrators. If the Dispute is not settled within the above operative time period, the Party providing the aforesaid notice or the Parties receiving such notice may initiate the arbitration with JAMS. The Party who initiates the arbitration with JAMS shall also provide notice to JAMS and the opposing Party at the time of the initiation of the arbitration of the name of the Party selected arbitrator. The opposing Party shall file their answering statement with JAMS within forty-five (45) days of their receipt of the notice of filing from JAMS. The name of their party appointed arbitrator shall be included in such answering statement. The two Party-appointed arbitrators shall select a third arbitrator, who shall serve as the chairperson. The arbitration award shall identify whether there is a prevailing party in the arbitration and include an award in favor of such prevailing party and against each losing party, jointly and severally, for costs and expenses, including the actual litigation fees and costs (including reasonable attorney fees) the prevailing party incurred, excluding any contingent or deferred fees and costs. This agreement to arbitrate shall be binding upon the successors, assignees and any trustee or receiver of any party.

(b) Notwithstanding anything to the contrary in Section 10.4(a) or any other provision of this Agreement, each Party may apply to the arbitrators seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Each Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the establishment of the arbitral tribunal (or pending the arbitrators’ determination of the merits of the controversy).

10.5 Public Statements. The Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, which shall not be unreasonably withheld or delayed, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or securities exchange regulations.

10.6 Form of Payment. All payments hereunder shall be made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds on the date such payment is due to such account as the Party receiving payment may designate at least three business days prior to the proposed date of payment.

10.7 Entire Agreement; Amendments and Waivers. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other Person any rights or remedies hereunder except as Article VIII or Article X contemplates or except as otherwise expressly provided herein or therein. Each Party agrees that (i) no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the transactions contemplated hereby other than those referred to in clause (i) above. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

10.8 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Parties.

10.9 Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall meet promptly and negotiate substitute provisions for those rendered or declared illegal or unenforceable that gives effect to the intent of the Parties to the maximum extent permitted by applicable Law, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

10.10 Interpretation.

(a) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(b) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this clause,” and words of similar import, refer only to the Article, Section or clause hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(c) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(d) References herein to any Person shall include such Person’s successors and assigns; provided, however, that nothing contained in this clause (d) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(e) References herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

(f) References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule.

(g) Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

(h) Unless otherwise expressly provided herein to the contrary, accounting terms shall have the meaning given by U.S. generally accepted accounting principles.

10.11 Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules referred to herein are attached hereto and incorporated herein by this reference, and the matters disclosed in those schedules shall be deemed to qualify the representation or warranty to which they expressly relate and any other representation or warranty, but only to the extent that it is reasonably apparent on its face that such disclosure is applicable to such other representation or warranty. The Parties acknowledge and agree that (a) the schedules may include certain items and information solely for informational purposes for the convenience of the Parties and (b) the disclosure by any Party of any matter in any schedule shall not be deemed to constitute an acknowledgment by such Party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

10.12 Counterparts. This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

10.13 Determinations by the Partnership. With respect to any consent, approval or waiver that is required to be or may be taken or given by the Partnership pursuant to the terms of this Agreement on or prior to the Closing Date, such consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Alon USA Energy, Inc.

By:	/s/ James Ranspot
Name:	James Ranspot
Title:	Senior Vice President and General Counsel

Alon Assets, Inc.

By:	/s/ James Ranspot
Name:	James Ranspot
Title:	Senior Vice President and General Counsel

Alon USA Partners, LP

By:	Alon USA Partners GP, LLC, its general partner

By:	/s/ Shai Even
Name:	Shai Even
Title:	Chief Financial Officer

Alon USA Partners GP, LLC

By:	/s/ Shai Even
Name:	Shai Even
Title:	Chief Financial Officer

Signature page to Contribution Agreement